UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Navigant Consulting, Inc.

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Commencing on April 15, 2011, Navigant Consulting, Inc. sent the following communication to certain of its shareholders.
April 15, 2011
     On March 31, 2011, ISS Proxy Advisory Services (“ISS”) issued its voting recommendation relating to the advisory vote on our executive compensation (Proposal 3 in the company’s proxy materials). ISS recommended a vote “AGAINST” this proposal based on its finding that “[t]here is a misalignment of CEO pay and company stock performance.” However, ISS’s analysis failed to allocate equity incentive awards granted to our CEO to the performance year on which they were based. As described in further detail below, after allocating these equity awards to the related performance years, the total CEO compensation figures show a clear alignment between CEO pay and company stock performance during what was a difficult economic environment over the last 2 years. We believe this is important information for our shareholders to consider when casting their advisory votes on the company’s executive compensation. Accordingly, we urge each of you to disregard ISS’s voting recommendation and to vote “FOR” the approval of the advisory vote on our executive compensation.
     In ISS’s proxy advisory report for our 2010 annual meeting, ISS “strongly encourage[d] the company to improve its disclosure so that the pay for performance linkage is apparent” by allocating the value of equity awards to the performance year on which they were based. In response to these comments, we explicitly highlighted in the current year’s Compensation Discussion and Analysis the fact that the company grants equity awards to its named executive officers early in each fiscal year based on previous year performance. In this year’s proxy statement, we also provided supplemental charts on pages 19 and 20 that allocate the value of equity awards delivered in early 2011 (based upon 2010 performance) to 2010 total compensation and the value of equity grants delivered in early 2010 (based upon 2009 performance) to 2009 total compensation.
     Notwithstanding this enhanced disclosure, ISS, in its proxy advisory report for this year, failed to follow the allocation methodology that it advocated in the prior year, and instead allocated the value of equity grants to the year in which they were granted rather than to the performance year on which they were based. As a result, as illustrated below, ISS’s report understates the decrease in total CEO compensation for both 2010 and 2009, showing a 7.4% year-over-year decrease in total CEO compensation for 2010 rather than an 11.4% year-over-year decrease and a 15.6% year-over-year increase in total CEO compensation for 2009 rather than a 44.9% year-over-year decrease. In fact, total CEO compensation has decreased by more than 50% over the last two performance years.

	Total CEO Compensation (Performance Year*)			Total CEO Compensation (Per ISS Report)

($000)	2010	2009	2008	2010	2009	2008

Base salary	850	850	850	850	850	850
All other compensation	22	23	23	22	23	23
Bonus	275	0	900	275	0	900
Restricted stock	193	489	771	489	771	0
Stock options	99	263	405	263	405	0

Total	1,439	1,625	2,950	1,899	2,050	1,773

Year-over-year change (%)	-11.4%	-44.9%		-7.4%	15.6%

*	Bonus, restricted stock and stock option awards are shown as compensation for the performance year on which they were based, rather than the year in which the awards were made.
     We believe that the transparency of our executive compensation disclosure clearly illustrates the company’s pay for performance philosophy. Consistent with this philosophy, the compensation committee determines all incentive compensation (annual cash bonus and equity awards) only after a review of the company’s prior year performance in order to ensure that actual pay is consistent with both company and individual performance.

     The total CEO compensation figures and total shareholder return (TSR) figures shown in the first graph below further illustrate that CEO pay and company stock performance have been aligned during the 2006-2010 period and that when TSR has increased or decreased in any given year, so has total CEO compensation, respectively.

This graph allocates all incentive compensation (annual cash bonus and equity awards) to the respective performance year on which it was based.
In its report, ISS allocates only cash-based incentive compensation to the performance year on which it was based, but allocates the value of equity-based incentives to the year in which the awards were granted.

     Importantly, as reflected in our proxy statement, the company’s pay for performance philosophy extends to the compensation of all of our named executive officers as evidenced by the following:
•	Total direct compensation to our named executive officers for 2010 was in the bottom decile of our peer group.

•	Base salaries for our named executive officers have remained unchanged for the last three years.
•	The cash bonus awarded to our CEO for 2010 performance was 32% of target, and the cash bonuses awarded to our named executive officers as a group for 2010 performance was 37% of target. Neither our CEO nor our President and Chief Operating Officer received any cash bonus for 2009 performance. In addition, total compensation for both executives in 2010 represented a decrease from 2009 as well as 2008 levels.

•	The value of equity awards granted to each of our named executive officers for the 2010 performance year was well below the 50th percentile of our peer group and less than half of the value of the equity awards granted for the 2009 performance year.
     Your vote is very important. We encourage you to consider the information provided in this letter when you cast your vote. The board of directors and the compensation committee recommend that you vote “FOR” the approval of the advisory vote on our executive compensation.

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